================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*


                                Concord EFS, Inc.
                                -----------------
                                (Name of Issuer)

                       Common Stock, $0.33-1/3 par value
                       ---------------------------------
                         (Title of Class of Securities)

                                    206197105
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ]   Rule 13d-1(b)
                     [X]   Rule 13d-1(c)
                     [ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================


    CUSIP NO. 206197105                                                         13G                              Page 2 of 15 Pages

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ISP Investco LLC
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]

                                                                                  (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     2,747,775
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                               0
                               ------------ ----------------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                       2,747,775
                               ------------ ----------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                               0
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,747,775
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           0.59%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              OO
-------------- ---------------------------------------------------------------------------------------------------------------------


    CUSIP NO. 206197105                                                         13G                              Page 3 of 15 Pages

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               International Specialty Holdings Inc.
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]

                                                                                  (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                       2,747,775
                               ------------ ----------------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                               0
                               ------------ ----------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                       2,747,775
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,747,775
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           0.59%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------------


    CUSIP NO. 206197105                                                         13G                              Page 4 of 15 Pages

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               International Specialty Products Inc.
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]

                                                                                  (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                       2,747,775
                               ------------ ----------------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                               0
                               ------------ ----------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                       2,747,775
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,747,775
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           0.59%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------------



    CUSIP NO. 206197105                                                         13G                              Page 5 of 15 Pages

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Samuel J. Heyman
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]

                                                                                  (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
------------------------------ ------------ ----------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                      31,185,775
                               ------------ ----------------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                               0
                               ------------ ----------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                      31,185,775
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      31,185,775
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           6.70%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              IN
-------------- ---------------------------------------------------------------------------------------------------------------------



    CUSIP NO. 206197105                                                         13G                              Page 6 of 15 Pages

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Heyman Investment Associates Limited Partnership
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]

                                                                                  (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Connecticut
------------------------------ ------------ ----------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     26,538,000
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                               0
                               ------------ ----------------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                      26,538,000
                               ------------ ----------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                               0
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      26,538,000
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           5.70%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              PN
-------------- ---------------------------------------------------------------------------------------------------------------------


    CUSIP NO. 206197105                                                         13G                              Page 7 of 15 Pages

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Heyman Joint Venture
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]

                                                                                  (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Connecticut
------------------------------ ------------ ----------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     1,000,000
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                               0
                               ------------ ----------------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                       1,000,000
                               ------------ ----------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                               0
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       1,000,000
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           0.21%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              PN
-------------- ---------------------------------------------------------------------------------------------------------------------



    CUSIP NO. 206197105                                                         13G                              Page 8 of 15 Pages

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               The Annette Heyman Foundation Inc.
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]

                                                                                  (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Connecticut
------------------------------ ------------ ----------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     100,000
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                               0
                               ------------ ----------------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                         100,000
                               ------------ ----------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                               0
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         100,000
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           0.02%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              OO
-------------- ---------------------------------------------------------------------------------------------------------------------



    CUSIP NO. 206197105                                                         13G                              Page 9 of 15 Pages

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Westport Holdings, LLC
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]

                                                                                  (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Connecticut
------------------------------ ------------ ----------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     400,000
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                               0
                               ------------ ----------------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                         400,000
                               ------------ ----------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                               0
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         400,000
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           0.08%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              OO
-------------- ---------------------------------------------------------------------------------------------------------------------



    CUSIP NO. 206197105                                                         13G                             Page 10 of 15 Pages

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Ronnie F. Heyman
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]

                                                                                  (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
------------------------------ ------------ ----------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     400,000
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                               0
                               ------------ ----------------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                         400,000
                               ------------ ----------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                               0
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         400,000
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           0.08%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              IN
-------------- ---------------------------------------------------------------------------------------------------------------------

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

(a) Name of Issuer:

           Concord EFS, Inc.

(b) Address of Issuer's Principal Executive Offices:

           2525 Horizon Lake Drive, Suite 120
           Memphis, TN 38133

ITEM 2.

          (a)  Name of Person Filing:

               (i)  ISP Investco LLC

               (ii) International Specialty Holdings Inc.

               (iii) International Specialty Products Inc.

               (iv) Samuel J. Heyman

               (v)  Heyman Investment Associates Limited Partnership

               (vi) Heyman Joint Venture

               (vii) The Annette Heyman Foundation Inc.

               (viii) Westport Holdings, LLC

               (ix) Ronnie F. Heyman


          (b)  Address of Principal Business Office or, if None, Residence:

               The principal business office of each of the filing persons listed in Item 2(a) is as follows:

               The principal business office of ISP Investco LLC, International Specialty Holdings Inc. and International Specialty Products Inc. is 300 Delaware Avenue, Suite 303, Wilmington, Delaware 19801.

               The principal business office of Samuel J. Heyman is 1361 Alps Road, Wayne, New Jersey 07470.

               The principal business office of Heyman Investment Associates Limited Partnership, Heyman Joint Venture, The Annette Heyman Foundation Inc., Westport Holdings, LLC and Ronnie F. Heyman is 333 Post Road West, Westport, Connecticut 06881.

          (c)  Citizenship:

               The responses of the Reporting Persons to Row (4) of the cover pages of this Schedule 13G are incorporated herein by reference.

          (d)  Title and Class of Securities:

               Common Stock $0.33-1/3 par value.

          (e)  CUSIP Number:

               206197105


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS. 240. 13D-1(B), OR 240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

             (b) [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)


                              Page 11 of 15 Pages

             (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

             (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

             (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b) (1) (ii) (E)

             (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F)

             (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G)

             (h) [ ] A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

             (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j) [ ]    Group, in accordance with ss. 240.13d-1(b) (1) (ii) (J).


ITEM 4. OWNERSHIP.

           (a)-(b) The responses of the Reporting Persons to Rows (9) and (11) of the cover pages of this Amendment No. 1 to Schedule 13G are incorporated herein by reference. As of December 31, 2003, the Reporting Persons beneficially owned in the aggregate 31,185,775 shares of the Issuer's common stock, representing approximately 6.70% of the Issuer's common stock outstanding.

           (c) The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this statement on Schedule 13G are incorporated herein by reference.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      See Schedule A attached hereto.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not Applicable.

ITEM 10. CERTIFICATION.

      By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 12 of 15 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

           Dated: February 13, 2004


           ISP Investco LLC
           By:  International Specialty Holdings Inc., its sole member

           By:  /s/   Susan B. Yoss
              ------------------------------------------------
                Susan B. Yoss
                Executive Vice President-Finance and Treasurer


           International Specialty Holdings Inc.

           By:  /s/   Susan B. Yoss
              ------------------------------------------------
                Susan B. Yoss
                Executive Vice President-Finance and Treasurer


           International Specialty Products Inc.

           By:  /s/   Susan B. Yoss
              ------------------------------------------------
                Susan B. Yoss
                Executive Vice President-Finance and Treasurer


                /s/  Samuel J. Heyman
              ------------------------------------------------
                Samuel J. Heyman


           Heyman Investment Associates Limited Partnership

           By: /s/  James R. Mazzeo
              ------------------------------------------------
                James R. Mazzeo
                Treasurer


           Heyman Joint Venture

           By:  /s/  Samuel J. Heyman
              ----------------------------------------------------------
                Samuel J. Heyman
                General Partner


           The Annette Heyman Foundation Inc.

           By:  /s/  James R. Mazzeo
              ------------------------------------------------
                James R. Mazzeo
                Treasurer


                              Page 13 of 15 Pages

           Westport Holdings, LLC


           By:  /s/  Samuel J. Heyman
              ----------------------------------------------------------
                Samuel J. Heyman
                Manager


                /s/ Ronnie F. Heyman
              ----------------------------------------------------------
                Ronnie F. Heyman




                              Page 14 of 15 Pages

                                   SCHEDULE A
                                   ----------


     International Specialty Products Inc. owns 100% of the outstanding common stock of International Specialty Holdings Inc. which, in turn, is the sole member of ISP Investco LLC.











                              Page 15 of 15 Pages